Exhibit 3.1
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                                  AMENDMENT TO

                                 SECOND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                          GROEN BROTHERS AVIATION, INC.


         Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation, Inc. (the "Corporation") by the Amended and Restated Articles of Incorporation of the Corporation and pursuant to the Utah Revised Business Corporation Act (the "Act"), the Corporation hereby adopts the following Amendment to its Amended and Restated Articles of Incorporation:

         A. The name of this corporation is Groen Brothers Aviation, Inc.

         B The Second Restated Articles of Incorporation of this Corporation filed with the Utah Division of Corporations and Commercial Code (the "Division") on June 7, 2002 (the "Articles of Incorporation") are hereby amended to: (i) extend the "maturity date" of the Series B Preferred Stock from October 31, 2003 to October 31, 2005, (ii) increase the amount of indebtedness that the Corporation may incur without the consent of the holders of the Corporation's Series B Preferred Stock from $18,000,000 to $18,500,000 and (iii) require the Corporation to give notice to the holders of the Corporation's Series B Preferred Stock prior to making any capital expenditures in excess of $300,000, individually or in a series of related transactions.

         C. This Amendment to the Second Restated Articles of Incorporation of the Corporation (this "Amendment") was adopted by (i) unanimous written consent of the Corporation's Board of Directors on October 6, 2003 and (ii) the holders of in excess of eighty percent (80%) of the issued and outstanding shares of the Corporation's Series B Preferred Stock pursuant to a written consent dated October 14, 2003. The vote cast by the holders of the Corporation's Series B Preferred Stock was sufficient to authorize this Amendment. Approval of the Common Shareholders was not required to authorize this amendment to the Second Restated Articles of Incorporation. In order to effectuate the foregoing, the Second Restated Articles of Incorporation are hereby amended as follows:

         1. By deleting Section B(e)(1) of Article III and replacing such section with the following text:

         (e) Mandatory Redemption.

                     (1) On October 31, 2005 (the "Maturity Date"), the Corporation shall be obligated to redeem all issued and outstanding shares of Series B Preferred Stock from the holders thereof. For each share of the Series B Preferred Stock, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of


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the certificate  representing  such share of Series B Preferred Stock) an amount in cash equal to the Stated Value of such share (plus all accrued and unpaid dividends thereon) (the "Redemption Price").

         2. By deleting Section B(h) of Article III and replacing such section with the following text:

                     (h) Consent of Series B Preferred Stockholders Required. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least eighty percent (80%) in number of the shares of the Series B Preferred Stock then issued and outstanding, voting separately as a class, (i) adopt any amendment or supplement to its Articles of Incorporation or take any other action which would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to adversely affect the holders thereof, (ii) issue any additional shares of Series B Preferred Stock, (iii) create, authorize or issue (or permit any subsidiary to create, authorize or issue) any other class or series of capital stock of the Corporation or any subsidiary ranking senior to or on parity with the Series B Preferred Stock with respect to dividend rights, redemption rights or rights upon dissolution, liquidation or winding up of the Corporation, (iv) except as provided below, incur or issue (or permit any subsidiary to incur or issue) any Debt (as hereinafter defined), (v) use the proceeds of any Debt for other than (1) general working capital purposes, (2) capital expenditures, (3) repayment of short-term Debt or (4) the refinance of existing Debt on terms more favorable to the Corporation, or (vi) make any capital expenditures that exceed $300,000, either singularly or in any series of related expenditures, without giving each holder of Series B Preferred Stock prior written notice of such capital expenditure (such notice to include a detailed description of the business purpose for making such expenditure). Notwithstanding subsection (h) (v) above, in no event shall the proceeds of any Debt be used to (i) pay any amounts associated with the Officers Deferred Salary Compensation Plan or (ii) repay Debt due to an officer, director or any "Affiliate" of either of such persons, other than repayment of Debt associated with either short term Debt that was used by the Corporation for its working capital requirements or accrued expenses or unpaid wages (excluding amounts associated with the Officers Deferred Salary Compensation Plan). "Debt" means (a) all indebtedness of the Corporation or any of its subsidiaries for borrowed money (but does not include those amounts associated with "advance deposits" on the sale of the Corporation's products or those amounts associated with the Corporation's Officers Deferred Salary Compensation Plan or accrued payroll and payroll related expenses or unpaid director's fees, whether or not represented by a note), (b) all obligations of the Corporation or any of its subsidiaries for the deferred purchase price of property or services, (c) all obligations of the Corporation or any of its subsidiaries evidenced by notes, bonds, debentures or other similar instruments,
(d) all indebtedness of the Corporation or any of its subsidiaries which, pursuant to any contract, agreement, warrant or option may be converted into equity securities of the Corporation, (e) all obligations of the Corporation or any of its subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Corporation or any of its subsidiaries, (f) all obligations of the Corporation or any of its subsidiaries as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of the Corporation or any of its subsidiaries in respect of acceptances, letters of credit or similar extensions of credit, (h) all obligations of the Corporation or any of its subsidiaries in respect of any hedge agreements, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by the Corporation or any of its subsidiaries, or in effect guaranteed directly or indirectly by the Corporation or any of its subsidiaries through an agreement
(1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling


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the  debtor to make  payment  of such Debt or to assure  the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above secured by (or for which holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Corporation or any of its subsidiaries, even though the Corporation or any of its subsidiaries has not assumed or become liable for the payment of such Debt. Notwithstanding clause (iv) of this Section B(h) (but subject to clauses (v) and (vi) of this Section (B)(h)), the Corporation may incur up to $18,500,000 of Debt without the consent of the holders of the Series B Preferred Stock. "Affiliate" means a person, trust or entity, controlling, controlled by, or under common control with another person, trust or entity. Officers Deferred Salary Compensation Plan shall mean that plan titled "Officers Deferred Salary Compensation Plan" as adopted by the Corporation on October 2, 2003

         IN WITNESS WHEREOF, this Second Amendment to the Amended and Restated Articles of Incorporation of GROEN BROTHERS AVIATION, INC. is hereby executed this 6th day of October 2003.


                                           GROEN BROTHERS AVIATION, INC.



                                           By: /s/ David Groen
                                           ----------------------

                                           Name: David Groen
                                           Title: President & CEO






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